UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).	Compensatory Arrangements of Certain Officers

On January 9, 2009, the Compensation Committee of the Board of Directors of Noble International, Ltd. (the “Company”) approved a Key Employee Incentive Plan (the “Plan”) under which cash bonuses will be paid to approximately 30 of the Company’s employees in the event that the Company achieves specified liquidity levels in each of January, February and March 2009 (each, a “Measurement Month”). Under the Plan, the Company’s actual performance will be measured each Measurement Month against the goal established for that month and a payment will be made if the target goal for the month has been met or exceeded. Thomas L. Saeli, the Company’s Chief Executive Officer, is eligible to receive aggregate payments of up to 12.5% of his base salary in the event that the Company’s liquidity targets are reached in each Measurement Month. David Fallon and Frank Sovis, the Company’s Chief Financial Officer and Chief Operating Officer, respectively, are each eligible to receive payments of up to 8.75% of their respective base salaries if the Company achieves the liquidity target in each Measurement Month.

Also on January 9, 2009, the Compensation Committee approved a Severance Policy (the “Policy”) pursuant to which all of the Company’s North American salaried employees will be eligible to receive severance payments and the extension of certain benefits in the event their employment is terminated by the Company. The calculation of severance payments and the extension of certain benefits under the Policy will be determined pursuant to a formula that takes into account employee classification, salary level and seniority. In accordance with the Policy, Messrs. Saeli, Fallon and Sovis would each be entitled to receive severance payments equal to one year of his base salary and a prorated bonus payment as well as continuation of certain benefits, subject to the terms of any valid and enforceable employment agreement in effect at the time of his termination. Employees will be required to execute a separation agreement containing, among other things, a release of claims against the Company, as a condition to receiving payments under the Policy.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(registrant)

By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President, General Counsel and Secretary

January 15, 2009